Exhibit 10.19

EXCLUSIVE LICENSE AGREEMENT FOR

LOWER EXTREMITY EXOSKELETON TECHNOLOGY

UC Case Numbers: B04-002, B05-045, B05-093, B06-042;

US Patent App Numbers: 60/515,572; 10/976,652;60/645,417; 60/671,348

This license agreement (“AGREEMENT”) is entered into as of the date that this AGREEMENT is fully executed by both parties (“EFFECTIVE DATE”), by and between The Regents of the University of California, a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 acting through its Office of Technology Licensing, at the University of California, Berkeley, having its administrative office at 2150 Shattuck Avenue, Suite 510, Berkeley, CA 94720-1620 (“REGENTS”), and Berkeley ExoTech, Inc., d/b/a Berkeley ExoWorks (“LICENSEE”), a Delaware corporation, having a principal place of business at 63 Potomac Street, San Francisco, CA 94117. The parties agree as follows:

1.           BACKGROUND

1.1           REGENTS has an assignment of the intellectual property characterized as: (a) Lower Extremity Exoskeleton as described in REGENTS Case Number B04-002 and PATENT RIGHTS that was invented by Homayoon Kazcrooni, Andrew Chu, Jean-Louis Racine and Adam Zoss, all employed by the University of California, Berkeley at the time that the invention was made; (b) Lower Extremity Exoskeleton with Design Improvements as described in REGENTS Case Number B05-045 and PATENT RIGHTS that was invented by Homayoon Kazcrooni, Nathan Harding and Russdon Angold, all employed by the University of California, Berkeley at the time that the invention was made; (c) Lower Extremity Exoskeleton that is Semi-Powered as described in REGENTS Case Number B05-093 and PATENT RIGHTS that was invented by Homayoon Kazcrooni, Nathan Harding and Russdon Angold, all employed by the University of California, Berkeley at the time that the invention was made; and (d) Power Regenerative Lower Extremity Prosthetic and Orthotic Systems as described in REGENTS Case Number B06-042 and PATENT RIGHTS that was invented by Homayoon Kazcrooni, Nathan Harding and Russdon Angold, all employed by the University of California, Berkeley at the time that the invention was made (collectively “INVENTIONS”).

1.2           LICENSEE entered into a letter agreement (“PREVIOUS AGREEMENT”) with REGENTS that was effective as of 2005 March 17 and terminates on 2005 September 17, for the purpose of granting LICENSEE an exclusive right to negotiate an option or exclusive license in PATENT RIGHTS.

1.3           LICENSEE provided REGENTS with a marketing overview and financial forecasts for the commercialization of the INVENTIONS in order to evaluate LICENSEE’s capabilities as a LICENSEE.

1.4           In accordance with Paragraph 3.3 of this AGREEMENT, the development of the INVENTIONS was sponsored in part by various grants from U.S. Government agencies, and as a consequence, REGENTS elected to retain title to the INVENTIONS subject to the rights and regulations of the U.S. Government under 35 USC 200-212 and implementing regulations, including REGENT’s grant back to the U.S. Government of a non-exclusive, non-transferable, irrevocable, paid-up license to practice or have practiced the INVENTIONS for or on behalf of the U.S. Government throughout the world. These U.S. Government grants are DARPA Contract No. DAD19-01-1-0509. The LICENSEE asked REGENTS about how to handle royalties when LICENSEE SELLS its products to customers that in turn reSELL the products to the U.S. Government; and REGENTS responded that in accordance with Paragraph 6.7 of this AGREEMENT, LICENSEE does not pay a royalty to REGENTS (and reduce the amount charged for LICENSED PRODUCT by an amount equal to the royalty for such LICENSED PRODUCT otherwise due REGENTS) when either (a) LICENSEE’s customers indicate that the products SOLD will be reSOLD to the U.S. Government, or (b) LICENSEE knows or has reason to know that the products SOLD will be reSOLD to the U.S. Government.

1.5           LICENSEE requested certain rights from REGENTS to commercialize the INVENTIONS.

1.6           REGENTS wishes to respond to the request of the LICENSEE by granting the following rights to the LICENSEE to enable the general public to enjoy the products and other benefits derived from the INVENTION.

2.           DEFINITIONS

As used in this AGREEMENT, the following terms, whether used in the singular or plural, have the following meanings:

2.1           “PATENT RIGHTS” means the PATENT CLAIMS of, to the extent assigned to or otherwise obtained by REGENTS, (a) the U.S. patents and patent applications, (b) the corresponding foreign patents and patent applications, and (c) any reissues, extensions, substitutions, continuations, divisions, and continuation-in-part applications (but only those PATENT CLAIMS in the continuation-in-part applications that are entirely supported in the specification and entitled to the priority date of the parent application) that are based on the following patents and patent applications: Serial Numbers 60/515,572 (B04-002-1), entitled Lower Extremity Enhancer, filed on 2003 October 29 by Homayoon Kazcrooni, Jean-Louis Racine, Andrew Chu and Adam Zoss; 10/976,652 (B04-002-2), entitled Lower Extremity Enhancer, filed on 2004 October 29 by Homayoon Kazcrooni, Jean-Louis Racine, Andrew Chu and Adam Zoss; 60/645,417 (B05-045-1), entitled Lower Extremity Exoskeleton, filed on 2005 January 18 by Homayoon Kazcrooni, Nathan H. Harding and Russdon Angold; and 60/671,348 (B05-093-1), entitled Semi-Powered Lower Extremity Exoskeleton, filed on 2005 April 13 by Homayoon Kazcrooni, Nathan H. Harding and Russdon Angold. This definition of PATENT RIGHTS excludes any rights in and to NEW DEVELOPMENTS.

2.2           “PATENT CLAIM” means a claim of a patent or patent application in any country that (a) has not expired; (b) has not been disclaimed; (c) has not been cancelled or superseded, or if cancelled or superseded, has been reinstated; and (d) has not been revoked, held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim in such country from which no further appeal has or may be taken.

2.3           “NEW DEVELOPMENT” means inventions, or claims to inventions, which constitute advancements, developments, or improvements, whether or not patentable and whether or not the subject of any patent application, but if patentable, are not sufficiently supported by the specification of a previously-filed patent or patent application within the PATENT RIGHTS to be entitled to the priority date of the previously-filed patent or patent application.

2.4           “LICENSED PRODUCT” means any product, service, kit, material, or apparatus the manufacture, use, SALE, offer for SALE, distribution, or import of which, in the absence of the license granted in this AGREEMENT, would infringe, or contribute to, or induce the infringement of, any PATENT RIGHTS were they issued in a country at the time of the infringing activity in that country.

2.5           “LICENSED METHOD” means any process, service or method the use or practice of which, in the absence of the license granted in this AGREEMENT, would infringe, or contribute to, or induce the infringement of any PATENT RIGHTS were they issued in a country at the time of the infringing activity in that country.

2.6           “LICENSED FIELD-OF-USE” means the following applications or markets: all applications and markets without limitation (“UNRESTRICTED”) for the first five (5) years after EFFECTIVE DATE, and thereafter if LICENSEE SELLS LICENSED PRODUCT for use in non-military applications within five years after EFFECTIVE DATE, the LICENSED FIELD-OF-USE remains UNRESTRICTED, otherwise LICENSED FIELD-OF-USE is military applications and markets.

2.7           “LICENSED TERRITORY” means jurisdictions where REGENTS has obtained, or obtains PATENT RIGHTS, or filed corresponding patent applications under PATENT RIGHTS.

2.8           “SUBLICENSEE” means the third parties, AFFILIATES or JOINT VENTURES that, to the extent allowable by this AGREEMENT, are granted a sublicense by LICENSEE to practice LICENSED METHOD, or to make, have made, use, SELL, offer for SALE, distribute or import LICENSED PRODUCT.

2.9           “SALE” means the act of selling leasing or otherwise transferring, providing, exploiting or furnishing for use for any consideration. Correspondingly, “SELL” means to make a SALE or cause a SALE to be made, and “SOLD” means to have made a SALE or caused a SALE to have been made.

2.10         “COMBINATION LICENSED PRODUCT” means a LICENSED PRODUCT that is a combination of one or more LICENSED PRODUCTS with one or more products that are not LICENSED PRODUCTS (“NLPs”) where the combination is packaged and SOLD together to a purchaser for a single price and where the purchaser can remove the LICENSED PRODUCT from the NLP and use the NLP alone, and either of the following:

2.10a   the removal and usage is obvious to the purchaser from the design or operation of the combination; or

2.10b   the removal and usage is described in the packaging, literature or documentation accompanying the combination.

2.11        “NET INVOICE PRICE” means (a) the gross invoice price charged and the value of any other consideration received for a SALE of a LICENSED PRODUCT or the performance of a LICENSE METHOD when SOLD or performed by LICENSEE, (b) the gross invoice price charged and the value of any other consideration received for a SALE of a LICENSED PRODUCT or the performance of a LICENSE METHOD when SOLD or performed by SUBLICENSEE, and in the above cases, less the following items, but only to the extent that they actually pertain to the disposition of LICENSED PRODUCT, LICENSED METHOD, COMBINATION LICENSED PRODUCT, or both, and are separately billed:

2.11a   Allowances actually granted to customers for rejections, returns, prompt payment or volume discounts;

2.11b   Freight, transport packing, or insurance charges associated with transportation;

2.11c   Taxes, including DEDUCTIBLE VALUE-ADDED TAX, tariffs or import/export duties based on SALES when included in the gross invoice price, but excluding value-added taxes other than DEDUCTIBLE VALUE-ADDED TAX or taxes assessed on income derived from SALES. “DEDUCTIBLE VALUE-ADDED TAX” means value-added tax only to the extent that such value-added tax is actually incurred and is not reimbursable, refundable, or creditable under the tax authority of any country;

2.11d   Discounts or rebates paid or credited to customers, third-party payers, health-care systems, or administrators solely to promote the inclusion of LICENSED PRODUCT in formulary programs;

2.11e   Wholesaler’s discounts or rebates to customers, third-party payers, health-care systems, or administrators solely to promote the inclusion of LICENSED PRODUCT in formulary programs; and

2.11f   Rebates or discounts paid or credited pursuant to applicable law.

2.12        “NET SALES PRICE” means the NET INVOICE PRICE except in the instances described as follows:

2.12a   In those instances where LICENSED PRODUCT, or LICENSED METHOD is not SOLD, but is otherwise exploited, the NET SALES PRICE for the purpose of computing royalties for LICENSED PRODUCT and LICENSED METHOD are determined as follows:

i.            If LICENSEE and/or any SUBLICENSEE are currently offering for SALE products or services that are the same or similar to LICENSED PRODUCT or LICENSED METHOD, then the NET SALES PRICE for LICENSED PRODUCT or LICENSED METHOD otherwise exploited is the NET INVOICE PRICE of products or services of the same or similar kind and quality, SOLD in similar quantities, currently being offered for SALE by the LICENSEE and/or any SUBLICENSEE; or

ii.         If LICENSEE and/or any SUBLICENSEE are not currently offering for SALE products or services that are the same or similar to LICENSED PRODUCT or LICENSED METHOD, then NET SALES PRICE for a LICENSED PRODUCT or LICENSED METHOD otherwise exploited, is the average NET INVOICE PRICE at which products or services of the same or similar kind and quality, SOLD in similar quantities, are currently being offered for SALE by other manufacturers; or

iii.         If LICENSEE, SUBLICENSEE and/or any other companies are not currently offering for SALE products or services that are the same or similar to LICENSED PRODUCT or LICENSED METHOD, then NET SALES PRICE for a LICENSED PRODUCT or LICENSED METHOD otherwise exploited, is the LICENSEE’s and/or any SUBLICENSEE’s costs of manufacture of LICENSED PRODUCT or costs of performing LICENSED METHOD, determined by the customary accounting procedures of the LICENSEE and/or any SUBLICENSEE, plus one-hundred percent (100%) of those costs.

2.12b   Sales of COMBINATION LICENSED PRODUCTS: The applicable NET SALES PRICE for any COMBINATION LICENSED PRODUCT will be calculated by:

i.            Multiplying the NET INVOICE PRICE of the COMBINATION LICENSED PRODUCT by the ratio of the average NET INVOICE PRICE of the LICENSED PRODUCT included in the combination (during the six-month period in which such combination SALE occurred) to the sum of the average NET INVOICE PRICE of each of the LICENSED PRODUCT and the NLPs included in the combination (during the six-month period in which such combination SALE occurred); or

ii.           If an item included in the combination is not offered for SALE by LICENSEE, then

a.           The NET INVOICE PRICE of the item will equal the average NET INVOICE PRICE at which products of the same or similar kind and quality, sold in similar quantities, are offered for SALE by other manufacturers (during the six months in which such combination SALE occurred) to the extent such information is readily available to LICENSEE; or

b.           If the items are not offered for SALE by LICENSEE or any other company or cannot be reasonably ascertained by LICENSEE, then the NET INVOICE PRICE of the item will equal LICENSEE’s cost of goods sold (“COGS”) related to the manufacture of the item as determined by the customary accounting procedures of LICENSEE.

2.12c   For a REACQUISITION SALE OR EXPLOITATION, the NET SALES PRICE means the NET INVOICE PRICE upon the SALE of LICENSED PRODUCT or LICENSED METHOD by LICENSEE or SUBLICENSEE. “REACQUISITION SALE OR EXPLOITATION” means those instances where the LICENSEE or a SUBLICENSEE acquires LICENSED PRODUCT or LICENSED METHOD and then subsequently SELLS such LICENSED PRODUCT or LICENSED METHOD;

2.12d   For any RELATIONSHIP-INFLUENCED SALE of LICENSED PRODUCT or LICENSED METHOD, the NET SALES will be based on the NET INVOICE PRICE at which the RELATIONSHIP-INFLUENCED SALE PURCHASER resells LICENSED PRODUCT. “RELATIONSHIP-INFLUENCED SALE” means a SALE of LICENSED PRODUCT or LICENSED METHOD, between LICENSEE and any SUBLICENSEE or between LICENSEE and/or SUBLICENSEE and an AFFILIATE, a JOINT VENTURE, or a RELATED PARTY, “RELATIONSHIP-INFLUENCED SALE PURCHASER” means the purchaser of LICENSED PRODUCT or LICENSED METHOD in a RELATIONSHIP-INFLUENCED SALE.

2.13         “AFFILIATE” means any entity that, directly or indirectly, CONTROLS LICENSEE, is CONTROLLED by LICENSEE, or is under common CONTROL with LICENSEE, “CONTROL” means as follows: (a) having the actual, present capacity to elect a majority of the directors of such affiliate; (b) having the power to direct at least forty percent (40%) of the voting rights entitled to elect directors; or (c) in any country where the local law will not permit foreign equity participation of a majority, then ownership or control, directly or indirectly, of the maximum percentage of such outstanding stock or voting rights permitted by local law.

2.14         “JOINT VENTURE” means any separate entity established pursuant to an agreement between a third party and LICENSEE and/or SUBLICENSEE to constitute a vehicle for a joint venture, in which the separate entity manufactures, uses, purchases, SELLS, or acquires LICENSED PRODUCT or LICENSED METHOD from LICENSEE and/or SUBLICENSEE.

2.15         “RELATED PARTY” means a corporation, firm, or other entity with which, or individual with whom, LICENSEE and/or any SUBLICENSEE (or any of their respective stockholders, subsidiaries or AFFILIATES) have an agreement, understanding, or arrangement (for example, an agreement providing LICENSEE and/or SUBLICENSEE with an option to purchase stock or equity interest, or a share of revenue or profits) that (a) is unrelated to the SALE of LICENSED PRODUCT or LICENSED METHOD and without which such other agreement, understanding, or arrangement, the amounts, if any, charged by LICENSEE or SUBLICENSEE to such entity or individual for LICENSED PRODUCT, would be higher than the NET INVOICE PRICE actually received, or (b) if such agreement, understanding, or arrangement results in LICENSEE or SUBLICENSEE extending to such entity or individual lower prices for LICENSED PRODUCT or LICENSED METHOD than those charged to others without such agreement, understanding, or arrangement buying similar products or services in similar quantities.

2.16        “CURRENT CAPITALIZATION” means all the shares of outstanding Common Stock, consisting of 0 shares, all shares of outstanding Preferred Stock, consisting of 0 shares, and all shares of Common Stock authorized for issuance to employees, consultants and directors pursuant to the LICENSEE’s Stock Purchase Agreements, of which 776,000 are authorized.

3.           GRANT OF LICENSE

3.1          Licensee Grant: Subject to the limitations set forth in this AGREEMENT, including the license granted to the U.S. Government and rights reserved for REGENTS as well as other educational and nonprofit institutions, REGENTS hereby grants to LICENSEE an exclusive license under PATENT RIGHTS to make, have made, use, SELL, offer for SALE, distribute and import LICENSED PRODUCT and to practice LICENSED METHOD in LICENSED TERRITORY in LICENSED FIELD-OF-USE, with LICENSED FIELD-OF-USE is subject to modification as specified in Paragraph 2.6.

3.2          Reserved Rights: REGENTS expressly reserves the rights to (a) publish any and all technical data resulting from any research performed by REGENTS relating to the INVENTIONS, (b) make and use the INVENTIONS and related technology for educational and research purposes, (c) disseminate tangible materials associated with, or required to practice the INVENTIONS and/or PATENT RIGHTS to researchers at nonprofit institutions for educational and research purposes, and (d) allow other educational and nonprofit institutions to make and use the INVENTIONS and related technology for educational and research purposes only.

3.3          Government Obligations: The licenses granted in this AGREEMENT are subject to the overriding obligations to the U.S. Government including:

3.3a   In accordance with 35 USC §200-212 and implementing regulations, REGENTS has granted back to the U.S. Government a non-exclusive, non-transferable, irrevocable, paid-up license to practice or have practiced INVENTIONS for or on behalf of the U.S. Government throughout the world;

3.3b   In accordance with 37 CFR §401.14(h), REGENTS has an obligation to report on the utilization of the INVENTIONS; and in order to fulfill this obligation, LICENSEE has a continuing responsibility to keep REGENTS informed of the large/small entity status (as defined in 15 USC §632) of LICENSEE and its SUBLICENSEES;

3.3c   In accordance with PL 96-517 as amended by PL 98-620, to the extent required by law or regulation, LICENSED PRODUCT that is exclusively SOLD in the U.S. will be substantially manufactured in the US.

4.           GRANT OF SUBLICENSES

4.1          Sublicense Grant: REGENTS hereby grants to LICENSEE the right to issue sublicenses to SUBLICENSEES to make, have made, use, SELL, offer for SALE, distribute or import LICENSED PRODUCT and to practice the LICENSED METHOD in LICENSED FIELD-OF-USE in LICENSED TERRITORY, provided that LICENSEE has exclusive rights in the LICENSED FIELD-OF-USE (with modification as specified in Paragraph 2.6) under this AGREEMENT on the effective date of the sublicense agreement. For the avoidance of doubt, AFFILIATES and JOINT VENTURES do not have licenses under the PATENT RIGHTS unless such AFFILIATES and JOINT VENTURES are granted a sublicense.

4.2          Terms: To the extent applicable, all sublicensees will include all of the rights of, and will require the performance of all the obligations due to REGENTS and, if applicable, to the U.S. Government, that are contained in this AGREEMENT, including, but not limited to, at least the following terms:

4.2a   A statement setting forth the date upon which LICENSEE’s exclusive rights, privileges, and license hereunder will expire;

4.2b   The same provision for indemnification of REGENTS as has been provided for in this AGREEMENT;

4.2c   A statement such that, to the extent applicable, the obligations of this AGREEMENT will be binding upon the SUBLICENSEE as if it were n place of LICENSEE, except as follows:

i.          EARNED ROYALTY rates and MINIMUM ANNUAL ROYALTIES may be higher than those specified in this AGREEMENT; and

ii.         SUBLICENSEES will be precluded from granting further sublicenses unless agreed to in writing by REGENTS.

4.3          Notification: LICENSEE will notify REGENTS of each sublicense granted pursuant to this AGREEMENT, and furnish to REGENTS a summary of the material terms of each sublicense agreement.

4.4          Responsibilities: For purposes of this AGREEMENT, the operations of all SUBLICENSEES are deemed to be the operations of LICENSEE, for which LICENSEE is responsible. Also, LICENSEE will guarantee and deliver the payment of all monies due REGENTS from SUBLICENSEES; and LICENSEE will collect and deliver all reports due REGENTS from SUBLICENSEES.

4.5          Termination: Upon termination of this AGREEMENT for any reason, REGENTS, at its sole discretion, will determine whether any or all sublicenses that are granted pursuant to this AGREEMENT will be canceled or remain in effect and assigned to REGENTS, but if REGENTS opts to assign sublicenses to REGENTS, then REGENTS will not be bound to perform any duties or obligations set forth in any such sublicenses that extend beyond the duties and obligations of REGENTS as set forth in this AGREEMENT.

4.6          Sublicense Fees: LICENSEE will pay to REGENTS one percent (1%) of any cash and of the cash equivalent of other consideration owed to LICENSEE for the grant of rights under each sublicense agreement in addition to all other payments by LICENSEE to REGENTS as specified in this AGREEMENT including EARNED ROYALTIES as specified in Paragraph 6.2 of this AGREEMENT.

4.7          Comprehensive Commercialization: If REGENTS (to the extent of the actual knowledge of the licensing professional responsible for administrating this AGREEMENT) or a third party discovers that the INVENTIONS are useful for an application covered by the LICENSED FIELD-OF-USE, but for which LICENSEE and its SUBLICENSEES have not developed or are not currently developing LICENSED PRODUCT or LICENSED METHOD (“NEW APPLICATION”), then:

4.7a   REGENTS may give written notice to LICENSEE identifying the NEW APPLICATION, except for the following: (a) information that is subject to restrictions of confidentiality with third parties, or (b) information that originates with REGENTS personnel who do not assent to its disclosure to LICENSEE. If REGENTS gives such written notice to LICENSEE, then LICENSEE will have ninety (90) days to give REGENTS written notice stating whether LICENSEE elects to develop LICENSED PRODUCT or LICENSED METHOD for the application;

4.7b   If LICENSEE elects to develop and commercialize LICENSED PRODUCT or LICENSED METHOD for the NEW APPLICATION, then LICENSEE will submit a commercialization plan with performance milestones and PROGESS REPORT to REGENTS in accordance with the Progress Report Article of this AGREEMENT;

4.7c   If LICENSEE elects not to develop and commercialize LICENSED PRODUCT or LICENSED METHOD for the NEW APPLICATION, then REGENTS may seek third parties to develop and commercialize LICENSED PRODUCT or LICENSED METHOD for the NEW APPLICATION. If REGENTS is successful in finding a third party, it will refer such third party to LICENSEE. If the third party requests a sublicense under this AGREEMENT, then LICENSEE will report the request to REGENTS within thirty (30) days from the date of such request:

i.          If such request results in a sublicense, then LICENSEE will report it to REGENTS in accordance with this AGREEMENT;

ii.         If LICENSEE has not granted a sublicense to the third party within six (6) months after receiving such request, then within thirty (30) days after such refusal, LICENSEE will submit to REGENTS a report specifying the license terms proposed by the third party and a written justification for LICENSEE’s refusal to grant the proposed sublicense. If REGENTS, at its sole discretion, determines that the terms of the sublicense proposed by the third party are reasonable under the totality of the circumstances, taking into account LICENSEE’s LICENSED PRODUCTS or LICENSED METHOD in development, then REGENTS will have the right to grant to the third party a license to make, have made, use, SELL, offer for SALE, distribute and import LICENSED PRODUCTS or LICENSED METHOD for use in the LICENSED FIELD-OF-USE at substantially the same terms most recently proposed to LICENSEE by that the third party and providing royalty rates that are at least equal to those paid by LICENSEE.

5.           FEES

5.1          Issue Fee: As partial consideration for all rights and licenses granted by REGENTS to LICENSEE herein, LICENSEE will pay to REGENTS a license issue fee of five thousand dollars ($5,000) due and payable at execution of this AGREEMENT.

5.2          Equity: As partial consideration for all rights and licenses granted by REGENTS to LICENSEE herein, and based upon the CURRENT CAPITALIZATION, LICENSEE will provide and deliver to REGENTS 31,040 shares of its Common Stock (“EQUITY”) representing four percent (4%) of CURRENT CAPITALIZATION in accordance with the terms of a Shareholder’s Agreement by and between REGENTS and LICENSEE. This Shareholder’s Agreement is subject to approval by REGENTS, and if this approval is not received, then the parties will negotiate alternate consideration. Within 30 days after execution by REGENTS of this Shareholder’s Agreement, LICENSEE will deliver the EQUITY to REGENTS. Also, as REGENTS holds any EQUITY, LICENSEE will grant REGENTS observer rights during LICENSEE’s Board of Director meetings.

5.3          Fee Notes: The license issue fee is not refundable, not creditable, and not an advance against any other payments by LICENSEE to REGENTS pursuant to this AGREEMENT.

6.           ROYALTIES

6.1          Applicability: EARNED ROYALTIES will be payable on LICENSED PRODUCT and LICENSED METHOD covered by PATENT RIGHTS.

6.2          Rate: As further consideration for all LICENSEE’s rights and licenses granted herein, LICENSEE will pay to REGENTS an earned royalty based on the NET SALES PRICE (“EARNED ROYALTY”) at the rate of one percent (1%) based on the NET SALES PRICE of LICENSED PRODUCT or LICENSED METHOD.

6.3          Schedule: EARNED ROYALTIES accruing to REGENTS will be paid to REGENTS semi-annually on or before the following dates of each calendar year:

•	February 28 for the calendar six months ending December 31

•	August 31 for the calendar six months ending June 30

6.4          Minimum Annual Royalty: LICENSEE will pay to REGENTS a minimum annual royalty in the amounts as set forth below, by February 28 of the calendar year in which payment is due, and each payment will be credited against the EARNED ROYALTY due and owing for the calendar year in which each payment is made.

•	Beginning in the first calendar year after the first occurrence of NET SALES PRICE that is royalty bearing (in other words, not SOLD or reSOLD to the U.S. Government):

•	Next calendar year: $5,000

•	Next calendar year: $7,500

•	Next calendar year: $10,000

•	Next calendar year: $12,500

•	Every calendar year thereafter: $15,000 but subject to the following:

6.4a   If LICENSEE does not SELL LICENSED PRODUCT or LICENSED METHOD for use in non-military applications within five (5) years after EFFECTIVE DATE, then LICENSEE’s LICENSED FIELD-OF-USE will be modified as specified in Paragraph 2.6, and minimum annual royalties will remain as specified above; or

6.4b   If LICENSEE does SELL LICENSED PRODUCT or LICENSED METHOD for use in non-military applications within five (5) years after EFFECTIVE DATE, then LICENSEE’s minimum annual royalties will increase as follows:

•	In the calendar year following the calendar year in which minimum annual royalty is $12,500: $15,000

•	Next calendar year: $20,000

•	Every calendar year thereafter: $25,000

6.5          Sales Outside US:

6.5a   Charges: EARNED ROYALTIES on NET SALES PRICE received in any country outside the U.S. will not be reduced by any taxes, fees, or other charges imposed by the government of such country except those taxes, fees, and charges allowed under the provision of the Definition of NET SALES PRICE as described in this AGREEMENT. LICENSEE also will be responsible for all bank transfer charges;

6.5b   Conversion: When LICENSED PRODUCT or LICENSED METHOD is SOLD for monies other than U.S. dollars, the EARNED ROYALTIES and any other consideration due to REGENTS will first be determined in the foreign currency of the country in which such LICENSED PRODUCTS or LICENSED METHOD were SOLD or other consideration was received and then converted into equivalent U.S. dollars. The exchange rate will be the average exchange rate quoted in the Wall Street Journal during the last thirty (30) days of the reporting period.

6.6          Patent Expiration or Termination: In the event that any patent, patent application, or any claim thereof included within PATENT RIGHTS expires or is held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based on such patent, patent application, or claim or any claim patentably indistinct therefrom will cease as of the date of such final decision. However, LICENSEE is not relieved from paying any royalties that accrued before such final decision, and LICENSEE is obligated to pay the full amount of royalties due hereunder.

6.7          U.S. Government Obligation: No royalties will be paid or collected on LICENSED PRODUCT or LICENSED METHOD distributed to or used by the U.S. Government. LICENSEE and its SUBLICENSEES agree to reduce the amount charged for LICENSED PRODUCT or LICENSED METHOD distributed to the U.S. Government by an amount equal to the royalty for such LICENSED PRODUCT or LICENSED METHOD otherwise due REGENTS.

7.          DUE DILIGENCE

7.1           Obligation: Upon execution of this AGREEMENT, LICENSEE will diligently proceed with the development, manufacture, government approval, marketing and SALE of LICENSED PRODUCT or LICENSED METHOD in quantities sufficient to meet the market demands.

7.2           Performance Metrics: LICENSEE specifically commits, in accordance with the obligation stated in paragraph 7.1 to achieving the following objectives:

•	By 2006 March 31: First beta unit shipped to a potential customer

•	By 2006 December 31: First commercial order

•	By 2007 June 30: First commercial shipment

7.3          Failure to Perform: If LICENSEE is unable to meet any of its due diligence obligations as set forth in the Paragraph above, then REGENTS may notify LICENSEE of its failure to perform.

7.3a   If REGENTS gives such written notice to LICENSEE, then LICENSEE may extend the target date of any diligence obligation for an additional six (6) months upon payment to REGENTS of an additional $5,000. Additional extensions may be granted only by mutual written agreement of the parties to this AGREEMENT. Such extension fees are in addition to all other payments by LICENSEE to REGENTS pursuant to this AGREEMENT;

7.3b   If LICENSEE opts not to extend the obligation or fails to meet it by the extended target date, then REGENTS will have the right and option either to terminate this AGREEMENT or to reduce LICENSEE’s exclusive license to a non-exclusive, royalty-bearing license. To exercise either the right to terminate this AGREEMENT or to reduce the license to a non-exclusive license for lack of diligence as specified in this Due Diligence Article, REGENTS will give LICENSEE written notice of the deficiency. After receiving notice, LICNESEE will have sixty (60) days to cure the deficiency or to request arbitration. If REGENTS has not received a written request for arbitration or satisfactory tangible evidence that the deficiency has been cured by the end of the sixty (60)-day period, then REGENTS may, at its option, either terminate the AGREEMENT or reduce LICENSEE’s exclusive license to a non-exclusive license by giving written notice to LICENSEE;

7.3c   This right to terminate the AGREEMENT or reduce LICENSEE’s exclusive license to a non-exclusive license, if exercised will (a) supersede the rights granted in Grant of License Article in this AGREEMENT, and (b) be REGENTS’ sole remedy for breach of due diligence obligations.

7.4          Arbitration: At the request of either party, any controversy or claim arising out of or relating to the diligence provisions of this Due Diligence Article will be settled by arbitration conducted in San Francisco, CA in accordance with the then current Licensing Agreement Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) will be binding on the parties and may be entered by either party in the court or forum having jurisdiction. In determination of due diligence, the arbitrator may determine solely the issues of fact or law with respect to termination of LICENSEE’s rights under this AGREEMENT but will not have the authority to award monetary damages or grant equitable relief.

8.           COMMERCIALIZATION, PROGRESS AND ROYALTY REPORTS

8.1          Report of Commercialization Plan: LICENSEE represents that the marketing overview and financial forecast provided to REGENTS are, as of the EFFECTIVE DATE of this AGREEMENT, consistent with the equivalent information contained in LICENSEE’s business plan that LICENSEE has presented to its Board of Directors and to entities that have or may invest capital in LICENSEE.

8.2          Progress Reports: In order to enable REGENTS to access LICENSEE’s general progress on the development of LICENSED PRODUCT and LICENSED METHOD and also determine whether or not LICENSEE has met its diligence obligations as set forth in this AGREEMENT, beginning on February 28 in the year following the year in which this AGREEMENT is executed, and semi-annually thereafter until the first SALE of each LICENSED PRODUCT or LICENSED METHOD, LICENSEE will submit to REGENTS a progress report as described hereunder covering activities by LICENSESE and its SUBLICENSEES related to the development, testing, government approval, and marketing of all LICENSED PRODUCT and LICENSED METHOD (“PROGRESS REPORT”).

8.3          Contents of Progress Reports: Each PROGRESS REPORT submitted by LICENSEE to REGENTS will include, but is not limited to, a detailed summary of the following topics:

•	Summary of work completed and in progress;

•	Summary of actual and anticipated events and milestones;

•	The date of first SALE, if any, of LICENSED PRODUCT or LICENSED METHOD; and

•	Activities of SUBLICENSEES if any, including any change in their large/small entity status (as defined in 15 USC §632).

8.4          Royalty Reports: After the first SALE of LICENSED PRODUCT or LICENSED METHOD, LICENSEE will provide semi-annually royalty reports (“ROYALTY REPORT”) to REGENTS on or before each February 28 and August 31 of each year.

8.5          Contents of Royalty Reports: Each such ROYALTY REPORT will cover the most recently completed calendar quarter (October through December, January through March, April through June, and July through September) and will include, but not be limited to, the following:

8.5a   Pricing: The gross invoice prices of LICENSED PRODUCT or LICENSED METHOD that are SOLD by LICENSEE and its SUBLICENSEES;

8.5b   Revenue: NET SALES PRICE of LICENSED PRODUCT or LICENSED METHOD that are SOLD by LICENSEE and its SUBLICENSEES;

8.5c   Volume: The quantity of LICENSED PRODUCT or LICENSED METHOD manufactured and SOLD by LICENSEE and its SUBLICENSEES;

8.5d   Royalty: The EARNED ROYALTIES due REGENTS, in U.S. dollars, payable hereunder with respect to NET SALES PRICE of LICENSEE and its SUBLICENSEES;

8.5e   Calculations: The method used to calculate EARNED ROYALTY, specifying all deductions taken and the dollar amount of each such deduction as well as the exchange rates used, if any;

8.5f   Non-cash Consideration: The amount of the cash and the amount of the cash equivalent of the non-cash consideration as provided for in this AGREEMENT, including the method used to calculate the non-cash consideration; and

8.5g   Sublicenses: The name and address of new SUBLICENSEES and their large/small entity status (as defined by 15 USC §632) along with a summary of the material terms of each new sublicensing agreement consummated.

8.6          No Sale: If LICENSED PRODUCT or LICENSED METHOD have not been SOLD during any reporting period after the first SALE of LICENSED PRODUCT or LICENSED METHOD, then the ROYALTY REPORT for that reporting period will contain a statement to this effect.

9.           BOOKS AND RECORDS

9.1          Obligation: LICENSEE will keep books and records accurately showing all payment due to REGENTS and all LICENSED PRODUCT or LICENSED METHOD manufactured, used, SOLD, offered for SALE, distributed, imported, and/or otherwise exploited under the terms of this AGREEMENT. Such books and records will be preserved for at least five (5) years after the date of the payment to which they pertain and will be open to examination by representatives or agents of REGENTS at reasonable times to determine their accuracy and assess the LICENSEE’S compliance with the terms of this AGREEMENT.

9.2          Costs. The fees and expenses of representatives of REGENTS that perform the examination will be borne by REGENTS. However, if an error in royalties of more than five percent (5%) of the total royalties due for any year is discovered or any other material term of this AGREEMENT is discovered to have been breached, then LICENSEE will bear the cost of the examination. LICENSEE will remit any underpayment to REGENTS within thirty (30) days of the examination result.

10.         LIFE OF THE AGREEMENT

10.1        Duration: Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this AGREEMENT, this AGREEMENT will remain in effect in each country from the EFFECTIVE DATE until the expiration or abandonment of the last of the PATENT RIGHTS licensed hereunder in such country.

10.2        Surviving Rights. Any termination or expiration of this AGREEMENT will not affect the rights and obligations set forth in the following Paragraphs and Articles of this AGREEMENT:

•	Article 2 Definition

•	Article 4 Grant of Sublicenses

•	Article 9 Books and Records

•	Article 10 Life of Agreement

•	Article 12 Disposition of Products

•	Paragraphs 14.6 and 14.7 Patent Prosecution and Maintenance

•	Article 16 Limited Warranty

•	Article 17 Limitation on Liability

•	Article 18 Indemnification

•	Article 19 Confidentiality

•	Article 20 Notices

•	Paragraph 21.3 Late Payments

•	Article 22 Governing Laws, Venue and Attorneys’ Fees

•	Paragraph 25.1 Use of Names and Trademarks

10.3         No Relief: The termination or expiration of this AGREEMENT (a) will not relieve LICENSEE of its obligation to make any payments pursuant to this AGREEMENT that are owed to REGENTS at the time of such termination or expiration, (b) will not impair any accrued right of REGENTS including the right to receive EARNED ROYALTIES and other fees in accordance with this AGREEMENT, and (c) will not relieve any obligation, of either party to the other party, that was established prior to such termination or expiration.

10.4         Bankruptcy: This AGREEMENT will automatically terminate without the obligation to provide any notice as set forth in this AGREEMENT upon the filing of a petition for relief under the U.S. Bankruptcy Code by or against the LICENSEE as a debtor or alleged debtor.

11.         TERMINATION

11.1         Termination by REGENTS: If LICENSEE violates or fails to perform any term of this AGREEMENT, the REGENTS may give written notice of such default (“NOTICE OF DEFAULT”) to LICENSEE. If LICENSEE fails to repair such default within sixty (60) days after the date such notice takes effect, the REGENTS will have the right to immediately terminate this AGREEMENT and the licenses hereunder by providing a written notice of termination (“NOTICE OF TERMINATION”) to LICENSEE.

11.2         Termination by LICENSEE: LICENSEE has the right at any time to terminate this AGREEMENT by providing a NOTICE OF TERMINATION to REGENTS. Moreover, LICENSEE is entitled to terminate its rights under PATENT RIGHTS on a country-by-country basis by giving notice in writing to REGENTS. The termination of this AGREEMENT will be effective no earlier than ninety (90) days from the effective date of such notice.

12.         DISPOSITION OF PRODUCTS UPON TERMINATION

12.1         Termination: Within a period of one hundred and twenty (120) days after the date of termination, LICENSEE can complete any partially made or rendered LICENSED PRODUCT, and SELL all previously made or partially made LICENSED PRODUCT, provided however, that the SALE of such LICENSED PRODUCT or LICENSED METHOD is subject to the terms of this AGREEMENT including, but not limited to, the payment of EARNED ROYALTIES at the times provided herein and the rendering of ROYALTY REPORTS in connection therewith. LICENSEE cannot otherwise make, SELL, offer for SALE, distribute or import LICENSED PRODUCT, or practice the LICENSED METHOD after the date of termination.

12.2         Expiration. If applicable PATENT RIGHTS existed at the time of any making, SALE, offer for SALE, distribution or import of a LICENSED PRODUCT or LICENSED METHOD, then EARNED ROYALTIES will be paid at the times provided herein and ROYALTY REPORTS will be rendered in connection therewith, notwithstanding the absence of applicable PATENT RIGHTS with respect to such LICENSE PRODUCT or LICENSED METHOD at any later time. Otherwise, no EARNED ROYALTIES will be paid on such product.

13.         PATENT MARKING

13.1         US: LICENSEE agrees to mark LICENSED PRODUCT (or their containers or labels) made, SOLD, licensed or otherwise disposed of by LICENSEE in the U.S. under the license granted in this AGREEMENT (a) with the words “Patent Pending” prior to the issuance of patents under PATENT RIGHTS, and (b) with the patent numbers of the PATENT RIGHTS following the issuance in the U.S. of one or more patents under PATENT RIGHTS.

13.2         International: All LICENSED PRODUCT shipped to, manufactured, or SOLD in countries outside of the U.S. will be marked in such manner as to conform to the patent laws and practice of such countries.

14.         PATENT PROSECUTION AND MAINTENANCE

14.1         Obligations: REGENTS will diligently prosecute and maintain the U.S. and foreign patents and patent applications comprising the PATENT RIGHTS using counsel of its choice who will take instructions solely from REGENTS, provided that the continued use of such counsel at any point in the patent prosecution process subsequent to EFFECTIVE DATE is subject to the approval of LICENSEE. If LICENSEE rejects five of REGENTS’ choices of prosecution counsel, then REGENTS can select new prosecution counsel without LICENSEE’s consent.

14.2         Interaction: REGENTS will promptly provide LICENSEE with copies of all relevant documentation including itemized billing statements from REGENTS’ counsel (“PATENT DOCUMENTATION”) so that LICENSEE will be informed and apprised of the continuing prosecution, and LICENSEE agrees to keep PATENT DOCUMENTATION confidential in accordance with Confidentiality Article of this AGREEMENT. LICENSEE and its patent counsel have the right to consult with the patent counsel chosen by REGENTS. REGENTS agree to designate one of the named inventors of INVENTIONS as the inventors’ point of contact with REGENTS’ counsel subject to agreement with the investors. The inventor’s point of contact will provide detailed input to REGENTS’ counsel subject to the approval by REGENTS’ representative who will be copied or included in all communications.

14.3         Comments: LICENSEE can comment on PATENT DOCUMENTATION sufficiently in advance of any initial deadline for filing a response, provided, however, if LICENSEE has not commented upon PATENT DOCUMENTATION in reasonable time for REGENTS to sufficiently consider LICENSEE’s comments prior to a deadline with the relevant government patent office, or if REGENTS will act to preserve PATENT RIGHTS, then REGENTS is free to respond without consideration of LICENSEE’s comments, if any.

14.4         Claims Requests: REGENTS will use reasonable efforts to amend any patent application to include claims requested by LICENSEE and required to protect LICENSED PRODUCT contemplated to be SOLD, or LICENSED METHOD to be practiced, under this AGREEMENT.

14.5         Foreign Filing Requests: At LICENSEE’s request, and if available, REGENTS will file, prosecute, and maintain patent applications and patents included under PATENT RIGHTS in foreign countries. REGENTS’ counsel will file Patent Cooperation Treaty applications at the time of filing the U.S. non-provisional applications. LICENSEE will notify REGENTS within fifteen (15) months of the filing of the correspondence U.S. patent application of its request for REGENTS to file foreign counterpart patent applications. This notice concerning foreign filing will be in writing and will identify the countries desired. The absence of such a notice from LICENSEE to REGENTS within the fifteen (15) month period will be considered an election by LICENSEE not to request REGENTS to secure foreign PATENT RIGHTS on LICENSEE’s behalf. REGENTS has the right to file patent applications at its own expense in any country that LICENSEE does not include in its list of desired countries, and such patent applications and resultant patents, if any, will not be included in the licenses granted hereunder.

14.6         Costs: LICENSEE will pay all costs of obtaining patentability opinions, preparing, filing, prosecuting in whatsoever manner, and maintaining all U.S. and corresponding foreign patent applications and resulting patents specified under PATENT RIGHTS (“PATENT PROSECUTION COSTS”), including, but not limited to, PATENT PROSECUTION COSTS incurred by REGENTS prior to the execution of this AGREEMENT as well as interferences, oppositions, reexaminations, and reissues. LICENSEE will reimburse REGENTS for all PATENT PROSECUTION COSTS within thirty (30) days following receipt of an itemized invoice from REGENTS for PATENT PROSECUTION COSTS except that only up to five thousand dollars ($5,000) in invoices will be due prior to 2006 June 30, and any remaining amount will be due promptly thereafter. However, if REGENTS reduces the exclusive licenses granted herein to non-exclusive licenses pursuant to the Due Diligence Article of this AGREEMENT and REGENTS grants additional licenses, then the PATENT PROSECUTION COSTS will be divided equally among the licensed parties from the effective date REGENTS give written notice to LICENSEE of the reduction of LICENSEE’s exclusive license to a non-exclusive license.

14.7         Termination: LICENSEE will pay any PATENT PROSECUTION COSTS incurred during the three (3)-month period after receipt by either party of a NOTICE OF TERMINATION, even if the invoices for such PATENT PROSECUTION COSTS are received by REGENTS after the end of the three (3)-month period following receipt of a NOTICE OF TERMINATION.

14.8         LICENSEE may terminate its obligations to pay PATENT PROSECUTION COSTS with respect to any particular patent application or patent under PATENT RIGHTS in any or all designated countries upon written notice to REGENTS. REGENTS may continue the prosecution and/or maintenance of such patent application or patent at its sole discretion and expense, provided, however, that LICENSEE will have no further rights or licenses thereunder.

15.         PATENT INFRINGEMENT

15.1         Obligations: In the event that REGENTS (to the extent of the actual knowledge of the licensing professional responsible for the administration of this AGREEMENT) or LICENSEE learns of infringement of potential commercial significance of any patent licensed under this AGREEMENT, then the knowledgeable party will provide the other with written notice of such infringement and any evidence of such infringement available to it (“INFRINGEMENT NOTICE”). During the period in which, and in the jurisdiction where, LICENSEE has exclusive rights under this AGREEMENT, neither REGENTS nor LICENSEE will notify a third party (including the infringer) of infringement or put such third party on notice of the existence of any PATENT RIGHTS without first obtaining consent of the other, which shall not be unreasonably withheld. If LICENSEE notifies a third party of infringement or puts such third party on notice of the existence of any PATENT RIGHTS with respect to such infringement without first obtaining the written consent of REGENTS, then REGENTS will have the right to terminate this AGREEMENT immediately without the obligation to provide early notice as set forth in this AGREEMENT. Both REGENTS and LICENSEE will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.

15.2         Licensee Initiated Suit: If within ninety (90) days following the date that the INFRINGEMENT NOTICE takes effect, the infringing activity of potential commercial significance by the infringer has not been abated, then LICENSEE may institute suit for patent infringement against the infringer. REGENTS may voluntarily join such suit as its own expense, but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of LICENSEE’s suit or any judgment rendered in that suit. LICENSEE may not join REGENTS in a suit initiated by LICENSEE without REGENTS’ prior written consent. In a suit initiated by LICENSEE, if REGENTS is involuntarily jointed other than by LICENSEE, then LICENSEE will pay any costs incurred by REGENTS arising out of such suit, including but not limited to, any legal fees of counsel that REGENTS selects and retains to represent REGENTS in the suit.

15.3         REGENTS Initiated Suit: If within a hundred and twenty (120) days following the date that the INFRINGEMENT NOTICE takes effect (a) the infringing activity of potential commercial significance by the infringer has not been abated, and (b) LICENSEE has not brought suit against the infringer, then REGENTS may institute suit for patent infringement against the infringer. If REGENTS institutes such suit, then LICENSEE may not join such suit without REGENTS’ consent and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of REGENTS’ suit or any judgment rendered in that suit. In a suit initiated by REGENTS, if LICENSEE is involuntarily joined other than by REGENTS, then REGENTS will pay any costs incurred by LICENSEE arising out of such suit with respect to patent infringement, patent validity, and patent enforceability, including but not limited to, any legal fees of counsel that REGENTS selects and retains to represent LICENSEE in the suit.

15.4         Allocation of Recovery: Any recovery or settlement received in connection with any suit will first be shared by REGENTS and LICENSEE equally to cover the litigation costs each incurred, and next will be paid to REGENTS or LICENSEE to cover any litigation costs that either party incurred in excess of the litigation costs of the other. Any recovery in excess of litigation costs will be shared between LICENSEE and REGENTS as follows:

15.4a   In any suit initiated by REGENTS, any recovery in excess of litigation costs will belong to REGENTS;

15.4b   In any suit initiated by LICENSEE, any recovery in excess of litigation costs will be shared between LICENSEE and REGENTS as follows:

i.          If REGENTS joins the suit, any recovery in excess of litigation costs will be shared in proportion to the costs incurred by each party, but in no event will REGENTS proportion be less than ten percent (10%);

ii.         If REGENTS do not join the suit, any recovery in excess of litigation costs will belong to LICENSEE.

15.5        Binding: REGENTS and LICENSEE agree to be bound by all determinations of patent infringement, validity, and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Article.

15.6        Compliance: Any agreement made by the LICENSEE for purposes of settling litigation or other dispute will comply with the requirements of the Sublicense Article of this AGREEMENT.

15.7        Cooperation: Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party who initiated the suit (unless such suit is being jointly prosecuted by the parties).

15.8        Control: The party bringing the suit will control any litigation proceedings, except that REGENTS may be represented by counsel of its choice in any suit brought by LICENSEE.

16.         LIMITED WARRANTY

16.1        REGENTS warrants to LICENSEE that REGENTS has the lawful right to grant this license.

16.2        Except as expressly set forth in this AGREEMENT, the licenses and the associated INVENTION, PATENT RIGHTS, LICENSED PRODUCTS, and LICENSED METHODS are provided by REGENTS WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED. REGENTS MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY THAT THE INVENTION, PATENT RIGHTS, LICENSED PRODUCTS, OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS.

16.3        Nothing in this AGREEMENT is or will be construed as:

16.3a   A warranty or representation by REGENTS as to the validity, enforceability, or scope of any PATENT RIGHTS; or

16.3b   A warranty or representation that anything made, used, SOLD, or otherwise exploited under any license granted in this AGREEMENT is or will be free from infringement of patents, copyrights, or other rights of third parties; or

16.3c   An obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in the Patent Infringement Article of this AGREEMENT; or

16.3d   Conferring by implication, estoppel, or otherwise any license or rights under any patents or other rights of REGENTS other than PATENT RIGHTS, regardless of whether such patents are dominant or subordinate to PATENT RIGHTS; or

16.3e   An obligation to furnish any NEW DEVELOPMENTS, know-how, technology, or technological information not provided in PATENT RIGHTS.

17.         LIMITATION OF LIABILITY

17.1        REGENTS WILL NOT BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT, OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR OTHER SPECIAL DAMAGES SUFFERED BY LICENSEE, SUBLICENSEES, JOINT VENTURES, OR AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF REGENTS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

18.         INDEMNIFICATION

18.1        Requirements: LICENSEE will, and will require its SUBLICENSEES to, indemnify, hold harmless, and defend REGENTS and its officers, employees, and agents, the sponsors of the research that led to the INVENTION, the inventors of any invention claimed in patents or patent applications under PATENT RIGHTS (including the LICENSED PRODUCT, and LICENSED METHODS contemplated thereunder) and inventors’ employers against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from, or arising out of, the exercise of this license or any sublicense. This indemnification will include, but will not be limited to, any product liability. If REGENTS, in its sole discretion, believes that there will be a conflict of interest or REGENTS will not otherwise be adequately represented by counsel chosen by LICENSEE to defend REGENTS in accordance with this Paragraph, then REGENTS may retain counsel of its choice to represent it, and LICENSEE will pay all expenses for such representation.

18.2        Insurance: During the term of this AGREEMENT and for three (3) years following its termination or expiration, LICENSEE, at its sole cost and expense, will insure its activities in connection with any work performed hereunder and will obtain and maintain insurance as follows:

18.2a   Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

i	Each Occurrence	$1,000,000

ii	Products/Completed Operations Aggregate	$1,000,000

iii	Personal and Advertising Injury	$1,000,000

iv	General Aggregate	$1,000,000

18.2b   The coverage and limits referred to in the Subparagraph above will not in any way limit the liability of LICENSEE;

18.2c   LICENSEE will furnish REGENTS with certificates of insurance evidencing compliance with all requirements. Such certificates will:

i.           Provide for thirty (30) days’ advance written notice to REGENTS of any modification;

ii.          Indicate that REGENTS has been endorsed as an additional insured under the coverage described above; and

iii.         Include a provision that the coverage will be primary and will not participate with, nor will be excess over, any valid and collectable insurance or program of self-insurance maintained by REGENTS.

18.3        Notification: REGENTS will promptly notify LICENSEE in writing of any claim or suit brought against REGENTS for which REGENTS intends to invoke the provisions of this Indemnification Article. LICENSEE will keep REGENTS informed of its defense of any claims pursuant to this Indemnification Article.

19.         CONFIDENTIALITY

19.1        Obligation: LICENSEE and REGENTS will treat and maintain the other party’s proprietary business, patent prosecution, software, engineering drawings, process and technical information, and other proprietary information, including the negotiated terms of this AGREEMENT, PROGRESS REPORTS, ROYALTY REPORTS and PATENT DOCUMENTATION (“CONFIDENTIAL INFORMATION”) in confidence using at least the same degree of care as the receiving party uses to protect its own proprietary information of a like nature.

19.2        Disclosure: LICENSEE and REGENTS may use and disclose CONFIDENTIAL INFORMATION to their employees, agents, consultants, contractors, and, in the case of LICENSEE, its SUBLICENSEES, provided that such parties are bound by a like duty of confidentiality as that found in this Confidentiality Article. Notwithstanding anything to the contrary contained in this AGREEMENT, REGENTS may release this AGREEMENT, including any terms contained herein, and information regarding royalty payments or other income received in connection with this AGREEMENT to the inventors, senior administrative officials employed by REGENTS, and individual Regents upon their request. If such release is made, REGENTS will request that such terms be kept in confidence in accordance with the provisions of this Confidentiality Article.

19.3        Marking: All written CONFIDENTIAL INFORMATION will be labeled or marked confidential or proprietary. If the CONFIDENTIAL INFORMATION is orally disclosed, it will be reduced to writing or some other physically tangible form, marked and labeled as confidential or proprietary by the disclosing party and delivered to the receiving party within thirty (30) days after the oral disclosure.

19.4        General Exceptions: Nothing contained herein will in any way restrict or impair the right of LICENSEE or REGENTS to use or disclose any CONFIDENTIAL INFORMATION:

19.4a   That recipient can demonstrate by written records was previously known to it prior to its disclosure by the disclosing party;

19.4b   That recipient can demonstrate by written records is now, or becomes in the future, public knowledge other than through acts or omissions of recipient;

19.4c   That recipient can demonstrate by written records was lawfully obtained without restrictions on the recipient from sources independent of the disclosing party; or

19.4d   That is required to be disclosed pursuant to the California Public Records Act or other applicable law.

19.5        Other Exceptions: LICENSEE or REGENTS may use or disclose CONFIDENTIAL INFORMATION that is required to be disclosed:

19.5a   To a governmental entity or agency in connection with seeking any governmental or regulatory approval, governmental audit, or other governmental requirement; or

19.5b   By law, provided that the recipient uses reasonable efforts to give the party owning the CONFIDENTIAL INFORMATION sufficient notice of such required disclosure to allow the party owning the CONFIDENTIAL INFORMATION reasonable opportunity to object to, and to take legal action to prevent, such disclosure.

19.6        Inquiry Exceptions: REGENTS also may disclose the existence of this AGREEMENT and the extent of the grant of license and sublicenses herein to a third party that inquires whether a license to the PATENT RIGHTS is available, but REGENTS will not disclose the name of LICENSEE, unless LICENSEE has already made such disclosure publicly.

19.7        Metric Exceptions: REGENTS can publicly identify LICENSEE’s corporate name and contact information as an entity with which REGENTS has an agreement that involves the commercialization of technology developed at the University of California, Berkeley; however this exception does not cover other information about this AGREEMENT including INVENTIONS and INVENTORS when used in association with LICENSEE’s name.

19.8        Termination: Upon termination of this AGREEMENT, LICENSE and REGENTS will destroy or return any of the disclosing party’s CONFIDENTIAL INFORMATION in its possession within fifteen (15) days following the termination of this AGREEMENT. LICENSEE and REGENTS will provide each other, within thirty (30) days following termination, with written notice that such CONFIDENTIAL INFORMATION has been returned or destroyed. Each party may, however, retain one copy of such CONFIDENTIAL INFORMATION for archival purposes in non-working files.

19.9        Expiration: The terms of this Confidentiality Article will expire in five (5) years from the effective date of termination of this AGREEMENT.

20.         NOTICES

20.1        Addresses: Any notice or payment that is required to be given to either party will be deemed to have been properly given when done in writing and deposited in the U.S. mail, registered or certified, addressed as follows or to another address as designated in writing by the party changing its address:

20.1a   To LICENSEE:

•	Berkeley ExoTech, Inc.

•	63 Potomac Street

•	San Francisco, CA 94117

•	Telephone: 415-533-8062

•	Facsimile: 775-366-1783

•	Email: info@berkeleyexoworks.com

•	Attention: President

20.1b   To REGENTS:

•	Office of Technology Licensing

•	2150 Shattuck Avenue, Suite 510

•	Berkeley, CA 94720-1620

•	Attn: Director (REGENTS Case Number BO4-002, BO5-045, BO5-093)

20.2        Effective Date: Any such properly given notice or payment will be deemed to be effective as follows:

20.2a   On the date of delivery if delivered in person;

20.2b   On the date of mailing if mailed by first-class certified mail; or

20.2c   On the date of mailing if mailed by any global express carrier service that requires the signature of recipient to demonstrate the delivery of such notice or payment.

21.         PAYMENTS

21.1         Payment Method: All consideration due REGENTS will be payable in U.S. dollars. LICENSEE will make all payments to REGENTS under this AGREEMENT by check payable to “The Regents of the University of California” and forward it to REGENTS in accordance with the Notices Article 20.

21.2         Late Payments: If any monies owed to REGENTS are not received by REGENTS when due, then LICENSEE will pay to REGENTS interest at a rate of ten percent (10%) simple interest per annum. Interest will be calculated from the date payment was due until actually received by REGENTS. Accrual of interest will be in addition to, and not in lieu of, enforcement of any other rights of REGENTS due to late payment. Acceptance by REGENTS of any late payment from LICENSEE under this Article will in no way affect the provision of the Waiver Article of this AGREEMENT.

21.3         Foreign Money Restrictions: Notwithstanding the provisions of the Force Majeure Article of this AGREEMENT, if at any time legal restrictions prevent prompt remittance of any monies or other consideration owed to REGENTS by the LICENSEE with respect to any country where a sublicense is issued or a LICENSED PRODUCT or LICENSED METHOD is SOLD, then LICENSEE will convert the amount owed to REGENTS into U.S. dollars and will pay REGENTS directly from another source of funds in order to remit the entire amount owed to REGENTS.

22.         GOVERNING LAWS; VENUE; ATTORNEYS’ FEES

22.1         THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, excluding any choice of law rules that would direct the application of the laws of another jurisdiction, but the scope and validity of any patent or patent application will be governed by the applicable laws of the county of such patent or patent application.

22.2         Any legal action related to this AGREEMENT will be conducted in San Francisco, California.

22.3         The prevailing party in any suit related to this AGREEMENT will be entitled to recover its reasonable attorneys’ fees in addition to its costs and necessary disbursements.

23.         GOVERNMENT APPROVAL OR REGISTRATION

23.1         Obligation: If the law of any nation requires that this AGREEMENT or any associated transaction be either approved or registered with any government agency, then LICENSEE will assume all legal obligations to do so. LICENSEE will notify REGENTS if it becomes aware that this AGREEMENT is subject to a U.S. or foreign government reporting or approval requirement.

23.2         Costs: LICENSEE will make all necessary filings and pay all costs including fees, penalties, and other out-of-pocket costs associated with such reporting or approval process.

24.         GOVERNMENT EXPORT AND IMPORT LAWS

24.1        LICENSEE will comply with all applicable international, national, state, regional, and local laws and regulations in performing its obligations hereunder and in its use, manufacture, SALE, or import of the LICENSED PRODUCT or practice of the LICENSED METHOD.

24.2        LICENSEE will observe all applicable U.S. and foreign laws with respect to the transfer or provision of LICENSED PRODUCT and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

24.3        When LICENSED PRODUCT is made outside the particular country in which such LICENSED PRODUCT is used, SOLD, or otherwise exploited, then LICENSEE will manufacture LICENSED PRODUCT or practice LICENSED METHOD in compliance with applicable government importation laws and regulations of the particular country.

25.         MISCELLANEOUS

25.1        Use of Names and Trademarks: Nothing contained in this AGREEMENT will be construed as conferring any right to either party to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of the other party (including a contraction, abbreviation or simulation of any of the foregoing). LICENSEE is expressly prohibited from using the name “The Regents of the University of California” or the name of any campus of the University of California in advertising, publicity, or other promotional activities, unless written consent is obtained by LICENSEE from REGENTS to do so. LICENSEE may provide a copy of this AGREEMENT to investors and potential investors. Notwithstanding the foregoing, without the consent of REGENTS, LICENSEE and its AFFILIATES and SUBLICENSEES may state that it or they are licensed by REGENTS under one or more of the patents and/or patent applications comprising the PATENT RIGHTS, and that the REGENTS are an equity holder in LICENSEE.

25.2        Assignment:

25.2a   LICENSEE: This AGREEMENT is personal to LICENSEE and assignable by LICENSEE only with the written consent of REGENTS, except that LICENSEE may freely assign this AGREEMENT to an acquirer of all or substantially all of LICENSEE’s stock, assets or business;

25.2b   REGENTS: This AGREEMENT is binding upon and will inure to be the benefit of REGENTS, its successors and assigns.

25.3        Waiver:

25.3a   No waiver by either party of any breach or default of any of the duties, obligations, or agreements contained herein will be deemed a waiver as to any subsequent and/or similar breach or default;

25.3b   No waiver will be valid or binding upon the parties unless made in writing and signed by a duly authorized officer of each party.

25.4        Force Majeure

25.4a   Responsibility: Except for LICENSEE’s obligation to make any payments to REGENTS hereunder, the parties will not be responsible for any failure to perform due to the occurrence of any events beyond their reasonable control which render their performance impossible or onerous, including, but not limited to: accidents (environmental, toxic spill, etc.); acts of God; biological or nuclear incidents; casualties; earthquakes; fires; floods; governmental acts, orders or restrictions; inability to obtain suitable and sufficient labor, transportation, fuel and materials; local, national, or state emergency; power failure and power outages; acts of terrorism; strike, and war;

25.4b   Termination: Either party to this AGREEMENT, however, will have the right to terminate this AGREEMENT upon thirty (30) days’ prior written notice if either party is unable to fulfill its obligations under this AGREEMENT due to any of the causes specified in the Paragraph above for a period of one (1) year.

25.5        Severability: If any of the provisions contained in this AGREEMENT are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions hereof, and this AGREEMENT will be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

25.6        Scope: This AGREEMENT embodies the entire understanding of the parties and supersedes all previous communications, representations, or understandings, whether oral or written, between the parties relating to the subject matter hereof. The PREVIOUS AGREEMENT specified in the Background Section of this AGREEMENT is hereby terminated.

25.7        Amendments: No amendment or modification of this AGREEMENT will be valid or binding upon the parties unless made in writing and signed on behalf of each party.

25.8        Parties: No provisions of this Agreement are intended or will be construed to confer upon or given to any person or entity other than REGENTS and LICENSEE any rights, remedies, or other benefits under, or by reason of, this AGREEMENT.

25.9        Independence: In performing their respective duties under this AGREEMENT, each of the parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship. Neither party will have the power to bind the other party or incur obligations on the other party’s behalf without the other party’s prior written consent.

25.10        Headings: The headings of the sections are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this AGREEMENT.

In witness whereof, both REGENTS and LICENSEE have executed this AGREEMENT, in duplicate originals, by their respective officers hereunto duly authorized, on the date and year hereinafter written.

Berkeley ExoWorks		The Regents of the University of California

By	/s/ Nathan Harding	By	/s/ Veronica Lanier
(Signature)		(Signature)

Name	Nathan Harding	Name	Veronica Lanier
(Please Print)		(Please Print)

Title	Chief Financial Officer	Title	Acting Director, Office of Technology Licensing

Date	November 2, 2005	Date	November 15, 2005

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